RULE NO. 424(b)(5)
                                                  REGISTRATION NO. 333-68747

P R O S P E C T U S

                           MERRILL LYNCH & CO., INC.
   HEALTHCARE/BIOTECHNOLOGY PORTFOLIO MARKET INDEX TARGET-TERM SECURITIES(R)
                              DUE OCTOBER 31, 2001
                             "MITTS(R) SECURITIEs"
                              $10 PRINCIPAL AMOUNT





         This prospectus is to be used by Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, our wholly-owned subsidiary, when making offers and sales related to market-making transactions in the MITTS Securities.

THE MITTS SECURITIES:
o    100% principal protection at maturity.
o    No payments before to the maturity date.
o    Senior unsecured debt securities Merrill Lynch & Co., Inc.
o Linked to the value of the Healthcare/Biotechnology Portfolio, as described in adjusted as described in this this prospectus.
o The MITTS Securities are listed on the American Stock Exchange under the symbol "MLH".

PAYMENT AT MATURITY:

o On the maturity date, for each unit of the MITTS Securities you own, we will pay you an amount equal to the sum of the principal amount of each unit and an additional amount based on the percentage increase, if any, in the value of the portfolio,adjusted as described in this prospectus.
o    You will receive no less than the principal amount of your MITTS
     Securities.



               INVESTING IN THE MITTS SECURITIES INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 3.


         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         The sale price of the MITTS Securities will be the prevailing market price at the time of sale.




                                ----------------

                              MERRILL LYNCH & CO.

                                ----------------

                 The date of this prospectus is June 24, 1999.

         (R)"MITTS" and "Market Index Target-Term Securities" are registered service marks of Merrill Lynch & Co., Inc.






                               TABLE OF CONTENTS

                                                                         PAGE

RISK FACTORS................................................................3
MERRILL LYNCH & CO., INC....................................................6
RATIO OF EARNINGS TO FIXED CHARGES..........................................7
DESCRIPTION OF SECURITIES...................................................8
THE PORTFOLIO..............................................................15
OTHER TERMS................................................................17
PROJECTED PAYMENT SCHEDULE.................................................21
WHERE YOU CAN FIND MORE INFORMATION........................................21
INCORPORATION OF INFORMATION WE FILE WITH THE SEC..........................22
PLAN OF DISTRIBUTION.......................................................23
EXPERTS....................................................................23







                                  RISK FACTORS

         Your investment in the MITTS Securities will involve risks. You should carefully consider the following discussion of risks before investing in the MITTS Securities. In addition, you should reach an investment decision with regard to the MITTS Securities only after consulting with your legal and tax advisers and considering the suitability of the MITTS Securities in the light of your particular circumstances.

YOU MAY NOT EARN A RETURN ON YOUR INVESTMENT.

         You should be aware that at maturity we will pay you no more than $10 for each unit of the MITTS Securities you own if the average value of the portfolio over five trading days shortly before the maturity date is less than
115. This will be true even if at some time during the life of the MITTS Securities, the value of the portfolio was higher than 115 but later falls below 115.

YOUR YIELD MAY BE LOWER THAN THE YIELD ON A STANDARD DEBT SECURITY OF COMPARABLE MATURITY

         The amount we pay you at maturity may be less than the return you could earn on other investments. Your yield may be less than the yield you would earn if you bought a standard senior non-callable debt security of Merrill Lynch & Co., Inc. with the same maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

YOUR RETURN WILL NOT REFLECT THE RETURN OF OWNING THE STOCKS INCLUDED IN THE PORTFOLIO

         The portfolio does not reflect the payment of dividends on the stocks underlying it. Therefore your yield you receive based on the value of portfolio at the maturity of the MITTS Securities will not be the same as the yield you would receive if you had purchased the underlying stocks and held them for a similar period.

THERE MAY BE AN UNCERTAIN TRADING MARKET FOR THE MITTS SECURITIES

         ML&Co. has listed the MITTS Securities on the AMEX under the trading symbol "MLH". You cannot assume that a trading market will continue to exist for the MITTS Securities. If a trading market in the MITTS Securities continues to exist, there can be no assurance that there will be liquidity in the trading market. The continued existence of a trading market for the MITTS Securities will depend on our financial performance, and other factors such as the increase, if any, in the value of the portfolio.

If a limited trading market for the MITTS Securities exists, and you do not wish to hold your investment until maturity, fewer buyers may want to purchase your MITTS Securities. This may affect the price you receive if you sell before maturity.

MANY FACTORS AFFECT THE TRADING VALUE OF THE MITTS SECURITIES; THESE FACTORS INTERRELATE IN COMPLEX WAYS AND THE EFFECT OF ANY ONE FACTOR MAY OFFSET OR MAGNIFY THE EFFECT OF ANOTHER FACTOR

         The trading value of the MITTS Securities will be affected by factors that interrelate in complex ways. It is important for you to understand that the effect of one factor may offset the increase in the trading value of the MITTS Securities caused by another factor and that the effect of one factor may magnify the decrease in the trading value of the MITTS Securities caused by another factor. For example, an increase in U.S. interest rates may offset some or all of any increase in the trading value of the MITTS Securities attributable to another factor, such as an increase in the value of the portfolio. The following paragraphs describe the expected impact on the trading value of the MITTS Securities given a change in a specific factor, assuming all other conditions remain constant.

         CHANGES IN THE LEVELS OF U.S. INTEREST RATES ARE EXPECTED TO AFFECT THE TRADING VALUE OF THE MITTS SECURITIES. Because we will pay, at a minimum, the principal amount per unit of the MITTS Securities at maturity, changes in interest rates will likely affect the trading value of the MITTS Securities. In general, if U.S. interest rates increase, we expect the trading value of the MITTS Securities to decrease. Conversely, if U.S. interest rates decrease, we expect the trading value of the MITTS Securities to increase. Interest rates may also affect the U.S. economy, and, in turn, the value of the portfolio. Rising interest rates may lower the value of the portfolio and, thus, may decrease the trading value of the MITTS Securities. Falling interest rates may increase the value of the portfolio and, thus, may increase the trading value of the MITTS Securities.

         CHANGES IN THE VOLATILITY OF THE PORTFOLIO ARE EXPECTED TO AFFECT THE TRADING VALUE OF THE MITTS SECURITIES. If the volatility of the portfolio value increases, we expect the trading value of the MITTS Securities to increase. If the volatility of the portfolio value decreases, we expect the trading value of the MITTS Securities to decrease.

         AS THE TIME REMAINING TO MATURITY OF THE MITTS SECURITIES DECREASES, THE "TIME PREMIUM" ASSOCIATED WITH THE MITTS SECURITIES WILL DECREASE. We anticipate that prior to maturity the MITTS Securities may trade at a value above that which you may expect based on the level of interest rates and the portfolio. This difference will reflect a "time premium" due to expectations concerning the value of the portfolio during the period prior to maturity of the MITTS Securities. As the time remaining to maturity of the MITTS Securities decreases, however, this time premium is expected to decrease, thus decreasing the trading value of the MITTS Securities. In addition, the price at which you may be able to sell the MITTS Securities prior to maturity may be at a discount, which may be substantial, from the principal amount of the MITTS Securities if the value of the portfolio is below, equal to, or not sufficiently above 115.

         CHANGES IN DIVIDEND YIELDS OF THE STOCKS INCLUDED IN THE PORTFOLIO ARE EXPECTED TO AFFECT THE TRADING VALUE OF THE MITTS SECURITIES. If dividend rates on the stocks included in the portfolio increase, we expect the trading value of the MITTS Securities to decrease. Conversely, if dividend rates on the stocks included in the portfolio decrease, we expect the value of the MITTS Securities to increase. However, in general, rising U.S. corporate dividend rates may increase the value of the portfolio and, in turn, increase the trading value of the MITTS Securities. Conversely, falling U.S. corporate dividend rates may decrease the value of the portfolio and, in turn, decrease the trading value of the MITTS Securities.

         In general, assuming all relevant factors are held constant, the effect on the trading value of the MITTS Securities of a given change in interest rates, portfolio volatility and/or dividend rates of stocks comprising the portfolio is expected to be less if it occurs later in the term of the MITTS Securities than if it occurs earlier in the term of the MITTS Securities. However, the effect on the trading value of the MITTS Securities of a given appreciation of the portfolio in excess 115 is expected to be greater if it occurs later in the term of the MITTS Securities than if it occurs earlier in the term of the MITTS Securities, assuming all other relevant factors are held constant.

MANY FACTORS AFFECTING THE STOCKS IN THE PORTFOLIO VALUE WILL AFFECT YOUR RETURN

         Political, economic and other developments that affect the stocks underlying the portfolio may adversely affect the value of the portfolio and the value of the MITTS Securities. Since the stocks underlying the portfolio are of companies involved in various segments of the healthcare industry and the biotechnology industry, factors affecting these industries may affect the value of the portfolio and therefore the trading value of the MITTS Securities. See "The Portfolio--Healthcare and Biotechnology Industries".

AMOUNTS PAYABLE ON THE MITTS SECURITIES MAY BE LIMITED BY STATE LAW

         New York State laws govern the indenture under which the MITTS Securities were issued. New York has usury laws that limit the amount of interest that can be charged and paid on loans, which includes debt securities like the MITTS Securities. Under present New York law, the maximum rate of interest is 25% per annum on a simple interest basis. This limit may not apply to debt securities in which $2,500,000 or more has been invested.

         While we believe that New York law would be given effect by a state or Federal court sitting outside of New York, many other states also have laws that regulate the amount of interest that may be charged to and paid by a borrower. We will promise, for your benefit, to the extent permitted by law, not to voluntarily claim the benefits of any laws concerning usurious rates of interest.

POTENTIAL CONFLICTS

         Our wholly-owned subsidiary, Merrill Lynch, Pierce, Fenner and Smith Incorporated, or MLPF&S, or its affiliates may from time to time engage in transactions involving the stocks included in the portfolio for their proprietary accounts and for other accounts under their management, which may influence the value of these stocks and therefore the value of the MITTS Securities. MLPF&S and its affiliates will also be the counterparties to the hedge of ML&Co.'s obligations under the MITTS Securities. Accordingly, in some circumstances, conflicts of interest may arise between MLPF&S's responsibilities as calculation agent for the MITTS Securities and its obligations under its hedge and its status as a subsidiary of ML&Co. At times, the duties of MLPF&S as calculation agent could conflict with the interests of MLPF&S as an affiliate of the issuer of the MITTS Securities, Merrill Lynch & Co., Inc., and with the interests of the holders of the MITTS Securities.



                           MERRILL LYNCH & CO., INC.

         We are a holding company that, through our U.S. and non-U.S. subsidiaries and affiliates such as Merrill Lynch, Pierce, Fenner & Smith Incorporated, Merrill Lynch Government Securities Inc., Merrill Lynch Capital Services, Inc., Merrill Lynch International, Merrill Lynch Capital Markets Bank Ltd., Merrill Lynch Asset Management L.P. and Merrill Lynch Mercury Asset Management, provides investment, financing, advisory, insurance, and related products on a global basis, including:

         o    securities brokerage, trading and underwriting;

         o investment banking, strategic services, including mergers and acquisitions and other corporate finance advisory activities;

         o asset management and other investment advisory and recordkeeping services;

         o trading and brokerage of swaps, options, forwards, futures and other derivatives;

         o    securities clearance services;

         o    equity, debt and economic research;

         o banking, trust and lending services, including mortgage lending and related services; and

         o    insurance sales and underwriting services.

         We provide these products and services to a wide array of clients, including individual investors, small businesses, corporations, governments, governmental agencies and financial institutions.

         Our principal executive office is located at World Financial Center, North Tower, 250 Vesey Street, New York, New York 10281; our telephone number is (212) 449-1000.

         If you want to find more information about us, please see the sections entitled "Where You Can Find More Information" and "Incorporation of Information We File with the SEC" in this prospectus.

         In this prospectus, "ML&Co.", "we", "us" and "our" refer specifically to Merrill Lynch & Co., Inc., the holding company. ML&Co. is the issuer of the MITTS Securities described in this prospectus.




                       RATIO OF EARNINGS TO FIXED CHARGES

         In 1998, we acquired the outstanding shares of Midland Walwyn Inc., in a transaction accounted for as a pooling-of-interests. The following information for the fiscal years 1994 through 1997 has been restated as if the two entities had always been combined.

         The following table sets forth our historical ratios of earnings to fixed charges for the periods indicated:

                                                                                              FOR THE THREE
                                                    YEAR ENDED LAST FRIDAY IN DECEMBER         MONTHS ENDED
                                                 1994     1995     1996     1997     1998     MARCH 26, 1999
                                                 ----     ----     ----     ----     ----     --------------

Ratio of earnings to fixed charges(a).........   1.2      1.2      1.2      1.2      1.1          1.3
----------
(a)      The effect of combining Midland Walwyn did not change the ratios reported for the fiscal years 1994 through 1997.

         For the purpose of calculating the ratio of earnings to fixed charges, "earnings" consist of earnings from continuing operations before income taxes and fixed charges, excluding capitalized interest and preferred security dividend requirements of subsidiaries. "Fixed charges" consist of interest costs, the interest factor in rentals, amortization of debt issuance costs, preferred security dividend requirements of subsidiaries, and capitalized interest.



                           DESCRIPTION OF SECURITIES

         On October 30, 1996, ML&Co. issued $15,000,000 aggregate principal amount of Healthcare/Biotechnology MITTS Securities due October 31, 2001. The MITTS Securities were issued as a series of senior debt securities under the 1983 Indenture which is more fully described in this prospectus.

         The MITTS Securities will mature on October 31, 2001.

         While at maturity a beneficial owner of a MITTS Security will receive the principal amount of the MITTS Security plus the Supplemental Redemption Amount described below, if any, there will be no other payment of interest, periodic or otherwise. See "- Payment at Maturity" below.

         The MITTS Securities are not subject to redemption by ML&Co. or at the option of any beneficial owner before maturity. Upon the occurrence of an Event of Default, as defined below, with respect to the MITTS Securities, beneficial owners of the MITTS Securities may accelerate the maturity of the MITTS Securities, as described under "- Events of Default and Acceleration" and "Other Terms - Events of Default" in this prospectus.

         The MITTS Securities were issued in denominations of whole units.

PAYMENT AT MATURITY

         At the maturity date, a beneficial owner of a MITTS Security will be entitled to receive the principal amount of that unit plus the Supplemental Redemption Amount, if any, all as provided below. If the Ending Portfolio Value does not exceed the Benchmark Portfolio Value, a beneficial owner of a MITTS Security will be entitled to receive only the principal amount of its MITTS Securities.

         The "SUPPLEMENTAL REDEMPTION AMOUNT" for a MITTS Security will be determined by the calculation agent and will equal:

Principal Amount($10 per unit)     ( (Ending Portfolio Value-Benchmark Portfolio Value  )
                                X  (--------------------------------------------------  )
                                   (             Benchmark Portfolio Value              )



PROVIDED, HOWEVER, that in no event will the Supplemental Redemption Amount be less than zero.

         The "PORTFOLIO" means the Healthcare/Biotechnology Portfolio.

         The "BENCHMARK PORTFOLIO VALUE" equals 115. The Benchmark Portfolio Value was determined on the date the MITTS securities were priced for initial sale to the public (the "Pricing Date"), by multiplying the Starting Portfolio Value by a factor equal to 115%. Based on the individual prices of the stocks included in the Portfolio (the "Portfolio Securities") on the Pricing Date, the Multiplier for each Portfolio Security was initially set by the AMEX so that, on the Pricing Date, the Portfolio Securities were equally dollar-weighted in the Portfolio and the Portfolio Value equaled 100 (THE "STARTING PORTFOLIO VALUE").

         The "ENDING PORTFOLIO VALUE" will be determined by the calculation agent and will equal the average or arithmetic mean of the closing values of the Portfolio determined on each of the first five Calculation Days during the Calculation Period. If there are fewer than five Calculation Days, then theS Ending Portfolio Value will equal the average or arithmetic mean of the closing values of the Portfolio on those Calculation Days. If there is only one Calculation Day, then the Ending Portfolio Value will equal the closing value of the Portfolio on that Calculation Day. If no Calculation Days occur during the Calculation Period because of Market Disruption Events, then the Ending Portfolio Value will equal the closing value of the Portfolio determined on the last scheduled Portfolio Business Day in the Calculation Period, regardless of the occurrence of a Market Disruption Event on that day.

         The "CALCULATION PERIOD" means the period from and including the seventh scheduled Portfolio Business Day prior to the maturity date to and including the second scheduled Portfolio Business Day prior to the maturity date.

         "CALCULATION DAY" means any Portfolio Business Day during the Calculation Period on which a Market Disruption Event has not occurred.

         For purposes of determining the Ending Portfolio Value, a "PORTFOLIO BUSINESS DAY" is a day on which the AMEX is open for trading and trading generally occurs in the over-the-counter market for equity securities and the Portfolio or any Successor Portfolio, as defined below on page 10, is calculated and published.

         All determinations made by the calculation agent shall be at the sole discretion of the calculation agent and, absent a determination by the calculation agent of a manifest error, shall be conclusive for all purposes and binding on ML&Co. and beneficial owners of the MITTS Securities.



HYPOTHETICAL RETURNS

         The following table illustrates, for a range of hypothetical Ending Portfolio Values,

         o the total amount payable at maturity for each $10 principal amount of MITTS Securities, based on the Benchmark Portfolio Value, which equals 115% of the Starting Portfolio Value;

         o the pretax annualized rate of return to beneficial owners of MITTS Securities, and

         o the pretax annualized rate of return of an investment in the stocks underlying the Portfolio, which includes an assumed aggregate dividend yield of 0.23% per annum, as more fully described below.



                                                                          PRETAX        PRETAX ANNUALIZED
                                                       TOTAL          ANNUALIZED RATE   RATE OF RETURN OF
                              PERCENTAGE CHANGE        AMOUNT               OF           STOCK UNDERLYING
        HYPOTHETICAL ENDING   OVER THE STARTING      PAYABLE AT        RETURN ON THE           THE
          PORTFOLIO VALUE      PORTFOLIO VALUE      MATURITY(1)        SECURITIES(2)     PORTFOLIO(2)(3)
          ---------------      ---------------      -----------        -------------     ---------------
                 50                 -50%              $ 10.00               0.00%           -13.09%
                 60                 -40%              $ 10.00               0.00%            -9.66%
                 70                 -30%              $ 10.00               0.00%            -6.71%
                 80                 -20%              $ 10.00               0.00%            -4.11%
                 90                 -10%              $ 10.00               0.00%            -1.79%
                100(4)                0%              $ 10.00               0.00%             0.23%
                110                  10%              $ 10.00               0.00%             2.23%
                120                  20%              $ 10.43               0.85%             4.00%
                130                  30%              $ 11.30               2.47%             5.64%
                140                  40%              $ 12.17               3.97%             7.17%
                150                  50%              $ 13.04               5.39%             8.60%
                160                  60%              $ 13.91               6.72%             9.96%
                170                  70%              $ 14.78               7.97%            11.23%
                180                  80%              $ 15.65               9.16%            12.45%
                190                  90%              $ 16.52              10.30%            13.60%
                200                 100%              $ 17.39              11.38%            14.70%
                210                 110%              $ 18.26              12.41%            15.75%
                220                 120%              $ 19.13              13.40%            16.76%
                230                 130%              $ 20.00              14.35%            17.77%
                240                 140%              $ 20.87              15.27%            18.66%
                250                 150%              $ 21.74              16.15%            19.56%

(1) The total amount payable at maturity is based on the Benchmark Portfolio Value, which equals 115% of the Starting Portfolio Value.

(2) The annualized rates of return specified in the preceding table are calculated on a semiannual bond equivalent basis.

(3)  This rate of return assumes:
              o an investment of a fixed amount in the stocks underlying the Portfolio with the allocation of that amount reflecting the relative weights of the stocks in the Portfolio;
              o a percentage change in the aggregate price of the stocks that equals the percentage change in the Portfolio from the Starting Portfolio Value to the relevant hypothetical Ending Portfolio Value;
              o a constant dividend yield of 0.23% per annum, paid quarterly from the date of initial delivery of MITTS Securities, applied to the value of the Portfolio at the end of each quarter assuming this value increases or decreases linearly from the Starting Portfolio Value to the applicable hypothetical Ending Portfolio Value;
              o    no transaction fees or expenses;
              o a five year maturity of the MITTS Securities from the date of issuance; and
              o a final Portfolio value equal to the Ending Portfolio Value. The aggregate dividend yield of the stocks underlying the Portfolio as of October 24, 1996 was approximately 0.23% per annum.

(4) The Starting Portfolio Value was set at 100 based on the closing prices on the Pricing Date.

         The above figures are for purposes of illustration only. The actual Supplemental Redemption Amount received by investors and the resulting pretax annualized rate of return will depend entirely on the actual Ending Portfolio Value determined by the calculation agent as provided in this prospectus.

ADJUSTMENTS TO THE PORTFOLIO; MARKET DISRUPTION EVENTS

         If at any time the method of calculating the Portfolio Value is changed in any material respect, or if the Portfolio is in any other way modified so that the Portfolio Value does not, in the opinion of the calculation agent, fairly represent the Portfolio Value had these changes or modifications not been made, then, from and after that time, the calculation agent shall, at the close of business in New York, New York, on each date that the closing value with respect to the Ending Portfolio Value is to be calculated, make any adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a calculation of a value of a stock index comparable to the Portfolio Value as if any changes or modifications had not been made, and calculate the closing value with reference to the Portfolio Value, as adjusted. Accordingly, if the method of calculating the Portfolio Value is modified so that the Portfolio Value is a fraction or a multiple of what it would have been if it had not been modified, for example, due to a split in the Portfolio Value, then the calculation agent shall adjust the Portfolio Value in order to arrive at a Portfolio Value as if it had not been modified, for example, as if the split had not occurred.

         "MARKET DISRUPTION EVENT" means either of the following events, as determined by the calculation agent:

         (a) the suspension or material limitation on the trading of three or more of the Portfolio Securities on any exchange in the United States or in the over-the-counter market for more than two hours of trading or during the period one-half hour prior to the close of trading, or

         (b) the suspension or material limitation, whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in the trading of option contracts related to three or more of the Portfolio Securities traded on any exchange for more than two hours of trading or during the period one-half hour prior to the close of trading.

         For the purposes of clause (a) above, any limitations on trading during significant market fluctuations under New York Stock Exchange Rule 80A, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self regulatory organization or the SEC of similar scope as determined by the calculation agent, will be considered "material".

         For the purposes of this definition, a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange.

DISCONTINUANCE OF THE PORTFOLIO

         If the AMEX discontinues publication of the Portfolio Value and the AMEX or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the Portfolio Value (the "SUCCESSOR PORTFOLIO VALUE"), then, upon the calculation agent's notification of this determination to the trustee and ML&Co., the calculation agent will substitute the Successor Portfolio Value as calculated by the AMEX or any other entity for the Portfolio Value and calculate the Ending Portfolio Value as described above under "Payment at Maturity". Upon any selection by the calculation agent of a Successor Portfolio Value, ML&Co. shall cause notice to be given to holders of the MITTS Securities.

         If the AMEX discontinues publication of the Portfolio Value and a Successor Portfolio Value is not selected by the calculation agent or is no longer published on any of the Calculation Days, the value to be substituted for the Portfolio Value for any Calculation Day used to calculate the Supplemental Redemption Amount at maturity will be a value computed by the calculation agent for each Calculation Day in accordance with the procedures last used to calculate the Portfolio Value prior to any discontinuance. If a Successor Portfolio Value is selected or the calculation agent calculates a value as a substitute for the Portfolio Value as described below, the Successor Portfolio Value or value calculated by the calculation agent shall be substituted for the Portfolio Value for all purposes, including for purposes of determining whether a Market Disruption Event exists.

         If the AMEX discontinues publication of the Portfolio Value prior to the period during which the Supplemental Redemption Amount is to be determined and the calculation agent determines that no Successor Portfolio Value is available at that time, then on each Business Day until the earlier to occur of

         o    the determination of the Ending Portfolio Value and

         o a determination by the calculation agent that a Successor Portfolio Value is available,

the calculation agent shall determine the value that would be used in computing the Supplemental Redemption Amount as described in the preceding paragraph as if that day were a Calculation Day. The calculation agent will cause notice of each value to be published not less often than once each month in THE WALL STREET JOURNAL or another newspaper of general circulation, and arrange for information to be made available by telephone.

         Despite these alternative arrangements, discontinuance of the publication of the Portfolio Value may adversely affect trading in the MITTS Securities.

EVENTS OF DEFAULT AND ACCELERATION

         In case an Event of Default with respect to any MITTS Securities has occured and is continuing, the amount payable to a beneficial owner of a MITTS Security upon any acceleration permitted by the MITTS Securities, with respect to each $10 principal amount, will be equal to: the principal amount plus an additional amount of contingent interest calculated as though the date of early repayment were the maturity date of the MITTS Securities. See "Description of Securities--Payment at Maturity" in this prospectus. If a bankruptcy proceeding is commenced in respect of ML&Co., the claim of the beneficial owner of a MITTS Security may be limited, under Section 502(b)(2) of Title 11 of the United States Code, to the principal amount of the MITTS Security plus an additional amount of contingent interest calculated as though the date of the commencement of the proceeding were the maturity date of the MITTS Securities.

         In case of default in payment at the maturity date of the MITTS Securities whether at their stated maturity or upon acceleration, from and after the maturity date the MITTS Securities shall bear interest, payable upon demand of the beneficial owners thereof, at the rate of 7.7% per annum to the extent that payment of the interest shall be legally enforceable on the unpaid amount due and payable on that date in accordance with the terms of the MITTS Securities to the date payment of any amount has been made or duly provided for.

GLOBAL SECURITIES

         DESCRIPTION OF THE GLOBAL SECURITIES

         Beneficial owners of the MITTS Securities may not receive physical delivery of the MITTS Securities nor may they be entitled to have the MITTS Securities registered in their names. The MITTS Securities currently are represented by one or more fully registered global securities. Each global security was deposited with, or on behalf of, The Depository Trust Company or DTC (DTC, together with any successor, being a "depositary"), as depositary, registered in the name of Cede & Co. (DTC's partnership nominee). Unless and until it is exchanged in whole or in part for MITTS Securities in definitive form, no global security may be transferred except as a whole by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee to a successor of the depositary or a nominee of that successor.

         So long as DTC, or its nominee, is a registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or Holder of the MITTS Securities represented by a global security for all purposes under the 1983 Indenture. Except as provided below, the beneficial owners of the MITTS Securities represented by a global security will not be entitled to have the MITTS Securities represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of the MITTS Securities in definitive form and will not be considered the owners or Holders under the 1983 Indenture, including for purposes of receiving any reports delivered by ML&Co. or the trustee under the 1983 Indenture. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of DTC and, if that person is not a participant of DTC on the procedures of the participant through which that person owns its interest, to exercise any rights of a Holder under the 1983 Indenture. ML&Co. understands that under existing industry practices, in the event that ML&Co. requests any action of Holders or that an owner of a beneficial interest in a global security desires to give or take any action which a Holder is entitled to give or take under the 1983 Indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take any action, and the participants would authorize beneficial owners owning through those participants to give or take action or would otherwise act upon the instructions of beneficial owners. Conveyance of notices and other communications by DTC to participants, by participants to indirect participants and by participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

         DTC PROCEDURES

         The following is based on information furnished by DTC:

         DTC is the securities depositary for the MITTS Securities. The MITTS Securities were issued as fully registered securities registered in the name of Cede & Co., DTC's partnership nominee. One or more fully registered global securities were issued for the MITTS Securities in the aggregate principal amount of the MITTS Securities, and were deposited with DTC.

         DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under to the provisions of Section 17A of the Securities and Exchange Act of 1934, as amended. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants of DTC include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participants and by the NYSE, the AMEX and the National Association of Securities Dealers, Inc. Access to the DTC's system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

         Purchases of MITTS Securities under DTC's system must be made by or through direct participants, which will receive a credit for the MITTS Securities on DTC's records. The ownership interest of each beneficial owner is in turn to be recorded on the records of direct and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the MITTS Securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners.

         To facilitate subsequent transfers, all MITTS Securities deposited with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of MITTS Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the MITTS Securities; DTC's records reflect only the identity of the direct participants to whose accounts the MITTS Securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

         Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

         Neither DTC nor Cede & Co. will consent or vote with respect to the MITTS Securities. Under its usual procedures, DTC mails an omnibus proxy to ML&Co. as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants identified in a listing attached to the omnibus proxy to whose accounts the MITTS Securities are credited on the record date identified in a listing attached to the omnibus proxy.

         Principal, premium, if any, and/or interest, if any, payments on the MITTS Securities will be made in immediately available funds to DTC. DTC's practice is to credit direct participants' accounts on the applicable payment date in accordance with their respective holdings shown on the depositary's records unless DTC has reason to believe that it will not receive payment on that date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of the participant and not of DTC, the trustee or ML&Co., subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to DTC is the responsibility of ML&Co. or the trustee, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

         EXCHANGE FOR CERTIFICATED SECURITIES

         If:

         o the depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by ML&Co. within 60 days,

         o ML&Co. executes and delivers to the trustee a company order to the effect that the global securities shall be exchangeable, or

         o an Event of Default under the 1983 Indenture has occurred and is continuing with respect to the MITTS Securities,

the global securities will be exchangeable for MITTS Securities in definitive form of like tenor and of an equal aggregate principal amount, in denominations of $10 and integral multiples of $10. The definitive MITTS Securities will be registered in the name or names as the depositary shall instruct the trustee. It is expected that instructions may be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in the global securities.

         In addition, ML&Co. may decide to discontinue use of the system of book-entry transfers through the depositary. In that event, MITTS Securities in definitive form will be printed and delivered.

         The information in this section concerning DTC and DTC's system has been obtained from sources that ML&Co. believes to be reliable, but ML&Co. takes no responsibility for its accuracy.

SAME-DAY SETTLEMENT AND PAYMENT

         ML&CO. will make all payments of principal and the Supplemental Redemption Amount,in immediately available funds so long as the MITTS Securities are maintained in book-entry form.


                                 THE PORTFOLIO

         While the Portfolio consists of stocks of companies involved in various segments of the healthcare industry and the biotechnology industry, the Portfolio is not intended to provide an indication of the pattern of price movements of common stocks of healthcare and biotechnology corporations generally. All of the Portfolio Securities are registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically financial and other information specified by the SEC. Information provided to or filed with the SEC is available at the offices of the SEC. Neither ML&Co. nor MLPF&S makes any representation or warranty as to the accuracy or completeness of the reports. THE INCLUSION OF A PORTFOLIO SECURITY IN THE PORTFOLIO IS NOT A RECOMMENDATION TO BUY OR SELL THAT PORTFOLIO SECURITY AND NEITHER ML&CO. NOR ANY OF ITS AFFILIATES MAKE ANY REPRESENTATION TO ANY PURCHASER OF MITTS SECURITIES AS TO THE PERFORMANCE OF THE PORTFOLIO.

         The value of the Portfolio is reported on the AMEX and Bloomberg under the symbol "MXH" and on Reuters under the symbol ".MXH".

         ML&Co. or its affiliates may presently or from time to time engage in business with one or more of the issuers of the Portfolio Securities, including extending loans to, or making equity investments in, these issuers or providing advisory services to these issuers, including merger and acquisition advisory services. In the course of business, ML&Co. or its affiliates may acquire non-public information about the issuers and, in addition, one or more affiliates of ML&Co. may publish research reports about the issuers. ML&Co. does not make any representation to any purchaser of MITTS Securities with respect to any matters whatsoever relating to these issuers. Any prospective purchaser of a MITTS Security should undertake an independent investigation of the issuers of the Portfolio Securities as in its judgment is appropriate to make an informed decision about an investment in the MITTS Securities.

HEALTHCARE AND BIOTECHNOLOGY INDUSTRIES

         The healthcare industry is subject to various federal, state and local laws and regulations which are frequently subject to change in many ways that can affect the price of the stocks of companies involved in the industry.

         The biotechnology industry segment is subject to many of the same factors that affect the healthcare industry. In addition, the products produced by biotechnology companies often entail costly research and development and can be subject to extensive regulatory review prior to approval for sale.

COMPUTATION OF THE PORTFOLIO VALUE

         The AMEX will generally calculate and disseminate the value of the Portfolio based on the most recently reported prices of the Portfolio Securities, as reported by the Exchanges, at approximately 15-second intervals during the AMEX's business hours and at the end of each Portfolio Business Day via the Consolidated Tape Association's Network B. The Portfolio Value, at any time, will equal the sum of the products of these prices and the applicable Multipliers for the Portfolio Securities. The Ending Portfolio Value, however, is calculated by the calculation agent based on averaging the Portfolio Values reported by the AMEX at the end of particular Portfolio Business Days. See "Description of Securities--Payment at Maturity". The securities listed below are the Portfolio Securities and will be used to calculate the value of the Portfolio. Holders of the MITTS will not have any right to receive the Portfolio Securities.

         The initial Multiplier relating to each Portfolio Security indicates the number of shares of the Portfolio Security, given the market price of the Portfolio Security, required to be included in the calculation of the Starting Portfolio Value so that each Portfolio Security represents an equal percentage of the Starting Portfolio Value. The price of each Portfolio Security used to calculate the initial Multiplier relating to each Portfolio Security was the closing price of the Portfolio Security on the Pricing Date. The respective Multipliers will remain constant for the term of the MITTS Securities unless adjusted for particular corporate events, as described below.

ADJUSTMENTS TO THE MULTIPLIER AND PORTFOLIO

         The AMEX will adjust the Multiplier with respect to any Portfolio Security and the Portfolio as follows:

         1. If a Portfolio Security is subject to a stock split or reverse stock split, then once the split has become effective, the Multiplier relating to the Portfolio Security will be adjusted to equal the product of the number of shares issued with respect to one share of the Portfolio Security and the prior multiplier.

         2. If a Portfolio Security is subject to a stock dividend, issuance of additional shares of the Portfolio Security, that is given equally to all holders of shares of the issuer of that Portfolio Security, then once the dividend has become effective and that Portfolio Security is trading ex-dividend, the Multiplier will be adjusted so that the new Multiplier shall equal the former Multiplier plus the product of the number of shares of that Portfolio Security issued with respect to one share of that Portfolio Security and the prior multiplier.

         3. There will be no adjustments to the Multipliers to reflect cash dividends or distributions paid on a Portfolio Security other than for Extraordinary Dividends as described below. A cash dividend with respect to a Portfolio Security will be deemed to be an "Extraordinary Dividend" if that dividend exceeds the immediately preceding non-Extraordinary Dividend for the Portfolio Security by an amount equal to at least 10% of the market price on the Portfolio Business Day preceding the record day for the payment of the Extraordinary Dividend (the "ex-dividend date"). If an Extraordinary Dividend occurs with respect to a Portfolio Security, the Multiplier of the Portfolio Security will be adjusted on the ex-dividend date with respect to that Extraordinary Dividend so that the new Multiplier will equal the product of the then current Multiplier and a fraction, the numerator of which is the sum of the Extraordinary Dividend Amount and the market price on the Trading Day preceding the ex-dividend date, and the denominator of which is the market price on the Trading Day preceding the ex-dividend date. The "Extraordinary Dividend Amount" with respect to an Extraordinary Dividend for a Portfolio Security will equal the Extraordinary Dividend minus the amount of the immediately preceding non-Extraordinary Dividend for that Portfolio Security.

         4. If the issuer of a Portfolio Security is being liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law, the Portfolio Security will continue to be included in the Portfolio so long as a market price for the Portfolio Security is available. If a market price is no longer available for a Portfolio Security for whatever reason, including the liquidation of the issuer of the Portfolio Security or the subjection of the issuer of the Portfolio Security to a proceeding under any applicable bankruptcy, insolvency or other similar law, then the value of that Portfolio Security will equal zero in connection with calculating the Portfolio Value and the Ending Portfolio Value for so long as no market price is available, and no attempt will be made to find a replacement stock or increase the value of the Portfolio to compensate for the deletion of the Portfolio Security.

         5. If the issuer of a Portfolio Security has been subject to a merger or consolidation and is not the surviving entity or is nationalized, then a value for that Portfolio Security will be determined at the time the issuer is merged or consolidated or nationalized and will equal the last available market price for the Portfolio Security and that value will be constant for the remaining term of the MITTS Securities. At that time, no adjustment will be made to the Multiplier of the Portfolio Security. ML&Co. may at its sole discretion increase the last available market price to reflect payments or dividends of cash, securities or other consideration to holders of the Portfolio Security in connection with the merger or consolidation which may not be reflected in the last available market price.

         6. If the issuer of a Portfolio Security issues to all of its shareholders equity securities that are publicly traded of an issuer other than the issuer of the Portfolio Security, then the new equity securities will be added to the Portfolio as a new Portfolio Security. The Multiplier for the new Portfolio Security will equal the product of the original Multiplier of the Portfolio Security for which the new Portfolio Security is being issued (the "Original Portfolio Security") and the number of shares of the new Portfolio Security issued with respect to one share of the Original Portfolio Security.

         No adjustments of any Multiplier of a Portfolio Security will be required unless the adjustment would require a change of at least 1% in the Multiplier then in effect. The Multiplier resulting from any of the adjustments specified above will be rounded to the nearest one thousandth with five ten-thousandths being rounded upward.

         The AMEX expects that no adjustments to the Multiplier of any Portfolio Security or to the Portfolio will be made other than those specified above, however, the AMEX may at its discretion make adjustments to maintain the economic intent of the Portfolio.

         A potential investor should review the historical performance of the Portfolio. The historical performance of the Portfolio should not be taken as an indication of future performance, and no assurance can be given that the Portfolio will increase sufficiently to cause the beneficial owners of the MITTS Securities to receive an amount in excess of the principal amount at the maturity of the MITTS Securities.


                                  OTHER TERMS

         ML&Co. issued the MITTS Securities as a series of senior debt securities under the 1983 Indenture, dated as of April 1, 1983, as amended and restated, between ML&Co. and The Chase Manhattan Bank, as trustee. A copy of the 1983 Indenture is filed as an exhibit to the registration statement relating to the MITTS Securities of which this prospectus is a part. The following summaries of the material provisions of the 1983 Indenture are not complete and are subject to, and qualified in their entirety by reference to, all provisions of the 1983 Indenture, including the definitions of terms in the 1983 Indenture.

         ML&Co. may issue series of senior debt securities from time to time under the 1983 Indenture, without limitation as to aggregate principal amount, in one or more series and upon terms as ML&Co. may establish under the provisions of the 1983 Indenture.

         The 1983 Indenture and the MITTS Securities are governed by and construed in accordance with the laws of the State of New York.

         ML&Co. may issue senior debt securities with terms different from those of senior debt securities previously issued, and issue additional senior debt securities of a previously issued series of senior debt securities.

         The senior debt securities are unsecured and rank equally with all other unsecured and unsubordinated indebtedness of ML&Co. However, because ML&Co. is a holding company, the rights of ML&Co. and its creditors, including the holders of senior debt securities, to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise are necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that a bankruptcy court may recognize claims of ML&Co. itself as a creditor of the subsidiary. In addition, dividends, loans and advances from certain subsidiaries, including MLPF&S, to ML&Co. are restricted by net capital requirements under the Exchange Act, and under rules of exchanges and other regulatory bodies.

LIMITATIONS UPON LIENS

         ML&Co. may not, and may not permit any majority-owned subsidiary to, create, assume, incur or permit to exist any indebtedness for borrowed money secured by a pledge, lien or other encumbrance, other than those liens specifically permitted by the 1983 Indenture, on the Voting Stock owned directly or indirectly by ML&Co. of any majority-owned subsidiary, other than a majority-owned subsidiary which, at the time of the incurrence of the secured indebtedness, has a net worth of less than $3,000,000, unless the outstanding senior debt securities are secured equally and ratably with the secured indebtedness.

         "Voting Stock" is defined in the 1983 Indenture as the stock of the class or classes having general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of a corporation provided that, for the purposes of the 1983 Indenture, stock that carries only the right to vote conditionally on the occurrence of an event is not considered voting stock whether or not the event has happened.

LIMITATION ON DISPOSITION OF VOTING STOCK OF, AND MERGER AND SALE OF ASSETS BY, MLPF&S

         ML&Co. may not sell, transfer or otherwise dispose of any Voting Stock of MLPF&S or permit MLPF&S to issue, sell or otherwise dispose of any of its Voting Stock, unless, after giving effect to any such transaction, MLPF&S remains a Controlled Subsidiary.

         "Controlled Subsidiary" is defined in the 1983 Indenture to mean a corporation more than 80% of the outstanding shares of Voting Stock of which are owned directly or indirectly by ML&Co.

         In addition, ML&Co. may not permit MLPF&S to:

         o merge or consolidate, unless the surviving company is a Controlled Subsidiary, or

         o convey or transfer its properties and assets substantially as an entirety, except to one or more Controlled Subsidiaries.

MERGER AND CONSOLIDATION

         ML&Co. may consolidate or merge with or into any other corporation and ML&Co. may sell, lease or convey all or substantially all of its assets to any corporation, provided that:

         o the resulting corporation, if other than ML&Co., is a corporation organized and existing under the laws of the United States of America or any U.S. state and assumes all of ML&Co.'s obligations to:

              o pay any amounts due and payable or deliverable with respect to all the senior debt securities; and

              o perform and observe all of ML&Co.'s obligations under the 1983 Indenture, and

         o ML&Co. or the successor corporation, as the case may be, is not, immediately after any consolidation or merger, in default under the 1983 Indenture.

MODIFICATION AND WAIVER

         ML&Co. and the trustee may modify and amend the 1983 Indenture with the consent of holders of at least 66 2/3% in principal amount of each outstanding series of senior debt securities affected. However, without the consent of each holder of any outstanding senior debt security affected, no amendment or modification to the 1983 Indenture may:

         o change the stated maturity date of the principal of, or any installment of interest or Additional Amounts payable on, any senior debt security or any premium payable on redemption, or change the redemption price;

         o reduce the principal amount of, or the interest or Additional Amounts payable on, any senior debt security or reduce the amount of principal which could be declared due and payable before the stated maturity date;

         o change the place or currency of any payment of principal or any premium, interest or Additional Amounts payable on any senior debt security;

         o impair the right to institute suit for the enforcement of any payment on or with respect to any senior debt security;

         o reduce the percentage in principal amount of the outstanding senior debt securities of any series, the consent of whose holders is required to modify or amend the 1983 Indenture; or

         o modify the foregoing requirements or reduce the percentage of outstanding senior debt securities necessary to waive any past default to less than a majority.

         No modification or amendment of ML&Co.'s Subordinated Indenture or any Subsequent Indenture for subordinated debt securities may adversely affect the rights of any holder of ML&Co.'s senior indebtedness without the consent of each holder affected. The holders of at least a majority in principal amount of outstanding senior debt securities of any series may, with respect to that series, waive past defaults under the 1983 Indenture and waive compliance by ML&Co. with provisions in the 1983 Indenture, except as described under "--Events of Default".

EVENTS OF DEFAULT

         Each of the following will be Events of Default with respect to senior debt securities of any series:

         o default in the payment of any interest or Additional Amounts payable when due and continuing for 30 days;

         o    default in the payment of any principal or premium when due;

         o    default in the deposit of any sinking fund payment, when due;

         o default in the performance of any other obligation of ML&Co. contained in the 1983 Indenture for the benefit of that series or in the senior debt securities of that series, continuing for 60 days after written notice as provided in the 1983 Indenture;

         o specified events in bankruptcy, insolvency or reorganization of ML&Co.; and

         o any other Event of Default provided with respect to senior debt securities of that series which are not inconsistent with the 1983 Indenture.

         If an Event of Default occurs and is continuing for any series of senior debt securities, other than as a result of the bankruptcy, insolvency or reorganization of ML&Co., the trustee or the holders of at least 25% in principal amount of the outstanding senior debt securities of that series may declare all amounts, or any lesser amount provided for in the senior debt securities, due and payable or deliverable immediately. At any time after a declaration of acceleration has been made with respect to senior debt securities of any series but before the trustee has obtained a judgment or decree for payment of money, the holders of a majority in principal amount of the outstanding senior debt securities of that series may rescind any declaration of acceleration and its consequences, if all payments due, other than those due as a result of acceleration, have been made and all Events of Default have been remedied or waived.

         The holders of a majority in principal amount or aggregate issue price of the outstanding senior debt securities of that series may waive any Event of Default with respect to that series, except a default:

         o in the payment of any amounts due and payable or deliverable under the debt securities of that series; or

         o in respect of an obligation or provision of the 1983 Indenture which cannot be modified under the terms of that Indenture without the consent of each holder of each outstanding security of each series of senior debt securities affected.

         The holders of a majority in principal amount of the outstanding senior debt securities of a series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to those senior debt securities, provided that any direction shall not be in conflict with any rule of law or the 1983 Indenture. Before proceeding to exercise any right or power under the 1983 Indenture at the direction of the holders, the trustee shall be entitled to receive from the holders reasonable security or indemnification against the costs, expenses and liabilities which might be incurred by it in complying with any direction.

         The MITTS Securities and other series of senior debt securities issued under the 1983 Indenture do not have the benefit of any cross-default provisions with other indebtedness of ML&Co.

         ML&Co. is required to furnish to the trustee annually a statement as to the fulfillment by ML&Co. of all of its obligations under the 1983 Indenture.



                           PROJECTED PAYMENT SCHEDULE

         Solely for purposes of applying final Treasury regulations (the "Final Regulations") concerning the United States Federal income tax treatment of contingent payment debt instruments to the Securities, ML&Co. has determined that the projected payment schedule for the MITTS Securities will consist of payment on the maturity date of the principal amount thereof and a Supplemental Redemption Amount equal to $3.8425 per unit. This represents an estimated yield on the MITTS Securities equal to 6.61% per annum (compounded semiannually).

         The projected payment schedule (including both the projected Supplemental Redemption Amount and the estimated yield on the MITTS Securities) has been determined solely for United States Federal income tax purposes (I.E., for purposes of applying the Final Regulations to the MITTS Securities), and is not a prediction of what the actual Supplemental Redemption Amount will be, or that the actual Supplemental Redemption Amount will even exceed zero.

         The following table sets forth the amount of interest that will be deemed to have accrued with respect to each unit of the MITTS Securities during each accrual period over the term of the MITTS Securities based upon the projected payment schedule for the MITTS Securities (including both the projected Supplemental Redemption Amount and the estimated yield equal to 6.61% per annum (compounded semiannually)) as determined by ML&Co. for purposes of the application of the Final Regulations to the MITTS Securities:


                ACCRUAL PERIOD                 INTEREST DEEMED TO     TOTAL INTEREST DEEMED
                                              ACCRUE DURING ACCRUAL    TO HAVE ACCRUED ON
                                                PERIOD (PER UNIT)     SECURITIES AS OF END
                                                                        OF ACCRUAL PERIOD
                                                                            (PER UNIT)

October 30, 1996 through April 30, 1997....          $0.3305                 $0.3305
May 1, 1997 through October 31, 1997.......          $0.3414                 $0.6719
November 1, 1997 through April 30, 1998....          $0.3527                 $1.0246
May 1, 1998 through October 31, 1998.......          $0.3644                 $1.3890
November 1, 1998 through April 30, 1999....          $0.3764                 $1.7654
May 1, 1999 through October 31, 1999.......          $0.3888                 $2.1542
November 1, 1999 through April 30, 2000....          $0.4017                 $2.5559
May 1, 2000 through October 31, 2000.......          $0.4150                 $2.9709
November 1, 2000 through April 30, 2001....          $0.4287                 $3.3996
May 1, 2001 through October 31, 2001.......          $0.4429                 $3.8425


Projected Supplemental Redemption Amount = $3.8425 per unit

         Investors in the MITTS Securities may also obtain the projected payment schedule, as determined by ML&Co. for purposes of the application of the Final Regulations to the MITTS Securities, by submitting a written request for the information to Merrill Lynch & Co., Inc., Attn: Darryl W. Colletti, Office of the Corporate Secretary, 100 Church Street, New York, New York 10080.


                      WHERE YOU CAN FIND MORE INFORMATION

         We file reports, proxy statements and other information with the SEC. Our SEC filings are also available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file by visiting the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. You may also inspect our SEC reports and other information at the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

         We have filed a registration statement on Form S-3 with the SEC covering the MITTS Securities and other securities. For further information on ML&Co. and the MITTS Securities, you should refer to our registration statement and its exhibits. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement of which this prospectus is a part.


               INCORPORATION OF INFORMATION WE FILE WITH THE SEC

         The SEC allows us to incorporate by reference the information we file with them, which means:

         o    incorporated documents are considered part of the prospectus;

         o we can disclose important information to you by referring you to those documents; and

         o information that we file with the SEC will automatically update and supersede this incorporated information.

         We incorporate by reference the documents listed below which were filed with the SEC under the Exchange Act:

         o    annual report on Form 10-K for the year ended December 25, 1998;

         o quarterly report on Form 10-Q for the period ended March 26, 1999; and

         o current reports on Form 8-K dated December 28, 1998, January 19, 1999, February 17, 1999, February 18, 1999, February 22, 1999,
              February 23, 1999, March 26, 1999, April 13, 1999, April 19,
              1999, May 26, 1999, May 28, 1999 and June 1, 1999.

         We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus until this offering is completed:

         o    reports filed under Sections 13(a) and (c) of the Exchange Act;

         o definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent stockholders' meeting; and

         o    any reports filed under Section 15(d) of the Exchange Act.

         You should rely only on information contained or incorporated by reference in this prospectus. We have not, and MLPF&S has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and MLPF&S is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

         You should assume that the information appearing in this prospectus is accurate as of the date of this prospectus only. Our business, financial condition and results of operations may have changed since that date.

         You may request a copy of any filings referred to above (excluding exhibits), at no cost, by contacting us at the following address: Mr. Lawrence
M. Egan, Jr., Corporate Secretary's Office, Merrill Lynch & Co., Inc., 100 Church Street, New York, New York 10080-6512, Telephone: (212) 602-8435.


                              PLAN OF DISTRIBUTION

         This prospectus has been prepared in connection with secondary sales of the MITTS Securities and is to be used by MLPF&S when making offers and sales related to market-making transactions in the MITTS Securities.

         MLPF&S may act as principal or agent in these market-making transactions.

         The MITTS Securities are listed on the AMEX and may be offered on the CBOE and NYSE or off an exchange in negotiated transactions or otherwise.

         The distribution of the MITTS Securities will conform to the requirements set forth in the applicable sections of Rule 2720 of the Conduct Rules of the NASD.


                                    EXPERTS

         The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from the Annual Report on Form 10-K of Merrill Lynch & Co., Inc. and subsidiaries have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports (which express an unqualified opinion and which report on the consolidated financial statements includes an explanatory paragraph for the change in accounting method for certain internal-use software development costs), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

         With respect to unaudited interim financial information for the periods included in the Quarterly Reports on Form 10-Q which are incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their reports included in such Quarterly Reports on Form 10-Q and incorporated by reference herein, they did not audit and they do not express an opinion on such interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP is not subject to the liability provisions of Section 11 of the Securities Act for any such report on unaudited interim financial information because any such report is not a "report" or a "part" of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.